Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: August 3, 2009

CONTACT: John P. Olsen, President and CEO Carl T. Laveck, Executive VP and CCO

Dennis J. Heim, CFO Jill S. Feiler, Vice President

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Second Quarter Income

Dennis Heim, Chief Financial Officer of Denmark Bancshares, Inc. ("DBI") and Denmark State Bank, which operates six offices in Brown and Manitowoc County, announced second quarter net income of $178,000, or $1.50 per share, down from $967,000 or $8.12 per share in second quarter 2008. For the six months ending June 30, 2009, net income was $420,000 compared with $2.2 million in 2008. Return on assets and return on equity for second quarter 2009 were 0.18% and 1.39% respectively, compared to 0.98% and 7.32%, respectively, for the same period one year ago.

The decrease in net income for the quarter was primarily due to an increase of $1.4 million in the provision for loan losses. DBI's quarterly provision for loan losses was $1,535,000 compared to $175,000 during the second quarter of 2008. The ratio of allowance for credit losses to total loans was 2.22% at June 30, 2009, compared to 2.11% at December 31, 2008 and 2.20% as of June 30, 2008. "We will continue to aggressively address the credit quality issues through our collection and workout efforts," said Chief Credit Officer Carl Laveck. "These efforts and the continued weakness in the economy will require continued elevated provisions to the allowance for loan losses."

Net charge-offs for the first six months of 2009 totaled $2.3 million compared to net charge-offs of $514,655 in the prior year. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 5.2% as of June 30, 2009, compared to 5.9% as of year-end and 3.9% one year earlier. DBI's recorded value of real estate acquired in satisfaction of loans was $572,000 at the end of the second quarter, as compared to $1.9 million as of June 30, 2008.

Net interest income for the second quarter 2009 was $3.7 million compared to $3.6 million during the second quarter of 2008. Non interest income was $530,000 compared to $390,000 during the same quarter last year.

According to Jill Feiler, Vice President of retail banking, "the improved non interest income can be attributed to the strong residential mortgage activity due to favorable interest rates and programs and the increase in net interest income is due to the improvement in net interest rate spread going from 3.4% in the second quarter of 2008 to 3.6% during the second quarter of 2009."

As of June 30, 2009, DBI's leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.2% and total capital as percentage of risk-based assets ratio at 17.9% compared to 13.3% and 18.1%, respectively, as of December 31, 2008.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com